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                                  EXHIBIT 23.2





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                      CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the incorporation by reference into this Registration Statement on Form S-8 for the 1994 Stock Option Plan of Brightpoint Inc., of our report dated February 23, 1996, relating to the combined balance sheets of Allied Communications, Inc. and its affiliates for the year ended December 31, 1995 and the related combined statements of income, stockholders' equity and cash flows for the years ended December 31, 1994 and 1995 incorporated by reference into the Annual Report on Form 10-K of Brightpoint, Inc. for the year ended December 31, 1996.



COOPERS & LYBRAND L.L.P.


Philadelphia, Pennsylvania
September 24, 1997